Exhibit 4.3

THIS WARRANT AND THE UNDERLYING SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IN ACCORDANCE WITH APPLICABLE REGISTRATION REQUIREMENTS OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THIS WARRANT MUST BE SURRENDERED TO THE COMPANY OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR HYPOTHECATION OF ANY INTEREST IN ANY OF THE SECURITIES REPRESENTED HEREBY.

WARRANT TO PURCHASE SHARES OF CLASS A COMMON STOCK

of

Applovin Corporation

Dated as of May [__], 2020

Void after the date specified in Section 5

No. ____	Warrant to Purchase
Class A Common Stock

THIS CERTIFIES THAT, Applovin Corporation, a Delaware corporation (the “Company”), issues to Morocco, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Acquirer Sub”), this Warrant and for value received, Acquirer Sub hereby transfers, and the Company hereby consents to such transfer of, all right, title to and interest in this Warrant to [____], or its registered assigns (the “Holder”), who pursuant to this Warrant is entitled, subject to the provisions and upon the terms and conditions set forth herein, to purchase from the Company, shares of the Company’s Class A Common Stock, $0.0001 par value per share (collectively the “Shares”), in the amounts, at such times and at the price set forth in Section 1. The term “Warrant” as used herein shall include this Warrant and any warrants delivered in substitution or exchange therefor as provided herein. This Warrant is issued in connection with an Agreement and Plan of Merger, dated as of [____], by and among the Company, Acquirer Sub, Machine Zone, Inc., a Delaware corporation, and certain other parties thereto (the “Merger Agreement”). Any reference in this Warrant to the Merger Agreement shall be a reference to the Merger Agreement as in effect on the date hereof, such that if the parties thereto amend, waive or modify the Merger Agreement in any manner that adversely affects the Holder, then the Holder shall not be bound by such amendment, waiver or modification, and the Merger Agreement shall for the purposes of this Warrant be construed without reference to such amendment, waiver or modification, unless Holder consents in writing to such amendment, waiver or modification.

The following is a statement of the rights of the Holder and the conditions to which this Warrant is subject, and to which Holder, by acceptance of this Warrant, agrees:

1.	Number and Price of Shares; Exercise Period.

(a) Number of Shares. The Holder shall have the right to purchase an aggregate of [____] Shares. The number of Shares purchasable upon exercise of this Warrant is subject to adjustment as provided herein.

(b) Exercise Price. The exercise price for each Share issuable under this Warrant shall be [$0.01]/[$80.00] per share (the “Exercise Price”). The Exercise Price is subject to adjustment as provided herein.

(c) Exercise Period. This Warrant shall be exercisable, in whole (but not in part), on the earlier of the closing date of (i) a voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), (ii) a transaction or a series of transactions in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) acquires, directly or indirectly, from stockholders of the Company shares representing more than fifty percent (50%) of the outstanding voting power of the Company (a “Stock Sale”), (iii) a Deemed Liquidation Event (as defined in the Company’s Restated Certificate of Incorporation as in effect as of the date hereof (the “Restated Certificate”)) and (iv) an IPO (as defined in the Restated Certificate) ((i) through (iv) each an “Exercise Event”); provided that if no Exercise Event shall have occurred prior to the Termination Date (as defined below), this Warrant may be exercised at the election of the Holder, in whole (but not in part), on the Termination Date. The Company shall send to the Holder at least seven (7) business days prior written notice of the expected closing date of an Exercise Event.

2.	Exercise of the Warrant.

(a) Method of Exercise. The purchase rights represented by this Warrant may be exercised at the election of the Holder, in whole (but not in part), in accordance with Section 1, by:

(i) the tender to the Company at its principal office (or such other office or agency as the Company may designate) of a written notice of exercise in the form attached hereto as Exhibit A, duly completed and executed by or on behalf of the Holder, together with the surrender of this Warrant; and

(ii) the payment to the Company of the then-effective Exercise Price by (x) wire transfer of same-day funds to an account designated by the Company, or (y) in lieu of making such cash payment, an election, as noted on the written notice of exercise, to net exercise this Warrant pursuant to Section 2(b) (such election being the “Net Exercise Election”).

(b)	Net Exercise.

(i) Subject to the Holder satisfying all other exercise obligations hereunder, upon making the Net Exercise Election, the Company shall issue to the Holder such number of fully paid and non-assessable Shares as is computed using the following formula:

X = Y (A-B)

A

where:	X = the number of Shares to be issued to the Holder

Y = the number of Shares exercisable under this Warrant

A = the fair market value of one Share, as determined pursuant to Section 2(b)(ii), as at the time the Net Exercise Election is made

B = the Exercise Price in effect under this Warrant at the time the Net Exercise Election is made

(ii) For purposes of this Section 2(b), fair market value of one Share as of a particular date shall mean:

(1) in the case of a Liquidation, the amount of Liquidation proceeds to be received by the holders of Shares with respect to such Shares in such Liquidation;

(2) in the case of a Stock Sale or a Deemed Liquidation Event, the per Share consideration to be received by the holders of Shares with respect to such Shares pursuant to the definitive documentation effecting such Deemed Liquidation Event; or

(3) in the case of an IPO, the initial “price to public” of one Share specified in the final prospectus with respect to such IPO; or

(4) in the case no Exercise Event shall have taken place prior to the Termination Date and this Warrant is exercised on the Termination Date in accordance with Section 1(c), the fair market value of one Share as determined in good faith by the Company’s board of directors on the basis of an arm’s length sale between a willing seller and a willing buyer of the entire capital stock of the Company without applying any discounts in respect of transfer restrictions applying to the Shares or minority interests in the Company; provided, that the Company and the Holder acknowledge and agree that such fair market value and fair market value determination methodology are separate and distinct from, and not determinative of, the fair market value of one Share determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “409A Price”), or the determination methodology used to determine the 409A Price.

(c) Issue Date and Stock Certificates. If this Warrant is exercised in accordance with its terms:

(i) the rights under this Warrant shall be deemed to have been exercised and the Shares issuable upon such exercise shall be deemed to have been issued immediately prior to (i) the closing of the applicable Exercise Event or (ii) the Termination Date in the case no Exercise Event shall have taken place prior to the Termination Date and this Warrant is exercised on the Termination Date in accordance with Section 1(c), as applicable (such date being, the “Issue Date”);

(ii) the person entitled to receive the Shares issuable upon such exercise shall be treated for all purposes as the holder of record of such Shares as of the close of business on the Issue Date; and

(iii) as promptly as reasonably practicable on or after the Issue Date, the Company shall issue and deliver to the person or persons entitled to receive the same a certificate or certificates (or a notice of issuance of uncertificated shares, if applicable) for that number of Shares issuable upon such exercise.

(d) Reservation of Stock. The Company will at all times reserve and keep available from its authorized but unissued Shares, for the purpose of effecting the exercise of this Warrant, such number of Shares free from pre-emptive rights as shall from time to time be sufficient to effect the exercise of the rights under this Warrant; and if at any time the number of authorized but unissued Shares shall not be sufficient for purposes of the exercise of this Warrant in accordance with its terms, without limitation of such other remedies as may be available to the Holder, the Company shall take such corporate action as may be necessary to increase its authorized but unissued Shares to a number of Shares as shall be sufficient for such purposes. The Company covenants that all Shares that may be issued upon the exercise of this Warrant will, when issued in accordance with the terms hereof, be duly and validly authorized and issued, fully paid, ranking pari passu with and fully fungible with other securities of the same class then outstanding and nonassessable, and free from preemptive rights and free from all taxes, liens, charges and security interests created by the Company in respect of the issue thereof (other than liens or charges created by or on behalf of the Holder).

(e) Voting of Shares.

(i) Voting Arrangement. The Holder hereby agrees that the then serving Chief Executive Officer of the Company (the “CEO”) shall have an undivided non-transferrable right to vote all of the Holder’s Shares issued upon exercise of this Warrant (collectively, the “Company Securities”) (A) to the extent the CEO holds shares of capital stock in the Company, consistent with how the CEO votes his or her shares of capital stock in the Company and (B) otherwise, in the CEO’s sole discretion acting in good faith, on all matters submitted to a vote of the stockholders of the Company at a meeting of stockholders or through the solicitation of a written consent of stockholders (whether of any individual class of stock or of multiple classes of stock voting together) for so long as the Holder is the record or beneficial owner of the Shares (the “Proxy Term”) which right shall continue until this subsection terminates pursuant to Section 2(e)(vii); provided that the CEO’s right to vote the Company Securities is not in any way used or exercised to take any action to treat the economic rights of the Company Securities differently from those of the other outstanding shares of Common Stock (as defined in the Restated Certificate). The Holder agrees that unless the CEO provides explicit written instruction to vote the Company Securities under this Section 2(e) or the CEO provides explicit written notice that the Holder shall be permitted by the CEO to vote in a manner other than as the CEO instructs, then the Holder shall abstain from voting any of the Company Securities (in person, by proxy or by action by written consent, as applicable) on all matters submitted to a vote of stockholders of the Company. For the avoidance of doubt, any power or authority not expressly granted to the CEO pursuant to this Section shall be retained by the Holder.

(ii) Irrevocable Proxy. To secure the Holder’s obligations to vote the Company Securities in accordance with Section 2(e)(i), and as instructed by the CEO in accordance with Section 2(e)(i), the Holder hereby appoints the CEO with the power to act alone and with full power of substitution and re-substitution, during and for the Proxy Term, as the Holder’s true and lawful attorney in fact and irrevocable proxy, for and in the Holder’s name, place and stead, to vote the Company Securities as the Investor’s proxy, on all matters set forth in and in accordance with Section 2(e)(i), and to execute all appropriate documents and instruments required in connection with the exercise of such proxy on behalf of the Holder; provided that the CEO’s proxy is not in any way used or exercised to take any action to treat the economic rights of the Company Securities differently from those of the other outstanding shares of Common Stock. The proxy and power granted by the Holder pursuant to this Section are coupled with an interest and are given to secure the performance of the Holder’s obligations to vote the Company Securities in accordance with Section 2(e)(i), shall survive any merger, consolidation, conversion, spin-off, reincorporation or other reorganization of the Holder, and shall continue until this subsection terminates pursuant to Section 2(e)(vii).

(iii) No Other Agreements. The Holder has not granted any proxy (other than the proxy contemplated by this Warrant), or entered into any agreement or understanding to vote or give instructions, with respect to the Company Securities. The Holder hereby revokes any and all prior proxies or other agreements or understandings to vote or give instructions given or entered into by the Holder with respect to the Company Securities and shall not grant any subsequent proxies or enter into other agreements or understandings to vote or give instructions, with respect to the Company Securities unless and until this subsection terminates pursuant to Section 2(e)(vii).

(iv) Certain Actions. The holder agrees that the Holder will not, in the Holder’s capacity as a stockholder of the Company, bring, commence, institute, maintain, prosecute or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, that (A) challenges the validity or seeks to enjoin the operation of any provision of this Section 2(e) or (B) alleges that the execution and delivery or the performance of this Warrant with respect to this Section 2(e) by the Holder breaches any fiduciary duty of either (1) the Holder or (2) the Company’s board of directors or any member thereof or any officer of the Company, in each case, except in the case of fraud, bad faith, gross negligence or willful misconduct.

(v) CEO’s Liability. In voting the Company Securities in accordance with this Section, the CEO shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything that the CEO may do or refrain from doing, as long as the CEO is acting in good faith in each case and in accordance with the terms and conditions of this Section 2(e), nor shall the CEO have any accountability under this Section 2(e), except for his own fraud, bad faith, gross negligence or willful misconduct.

(vi) Specific Enforcement. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Section by any party, that this Section shall be specifically enforceable and that any breach or threatened breach of this Section shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party hereto waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

(vii) Termination of Voting Arrangement. This Section 2(e) shall automatically and immediately terminate upon the earlier of (A) the consummation of an Exercise Event (whether occurring on, prior to or after the Termination Date), and (B) in the sole discretion of the CEO, upon express written consent of the CEO (which the CEO shall be under no obligation to provide), but shall survive any other termination, exercise or expiration of this Warrant.

(f) Waiver of Statutory Information Rights. The Holder acknowledges that the Company has a legitimate interest in the significant benefits associated with the Company’s protection and limited distribution of the Company’s books, records, stockholder lists and other information the Company considers confidential while the Company remains a “private” company. The Holder acknowledges and understands that, but for the waiver made herein, upon exercise of this Warrant, (i) the Holder would be entitled, upon written demand under oath stating the purpose thereof, to inspect for any proper purpose, and to make copies and extracts from, the Company’s stock ledger, a list of its stockholders, and its other books and records, and the books and records of subsidiaries of the Company, if any, under the circumstances and in the manner provided in Section 220 of the Delaware General Corporation Law (“Section 220”) and (ii) the Holder would be entitled, upon written demand, to inspect for a purpose reasonable related to the Holder’s interests as a stockholder, and to make copies and extractions of the accounting books and records and minutes of proceedings of the Company’s board of directors and stockholders and, under certain circumstances, the list of stockholders and addresses, in all cases, under the circumstances and in the manner provided in Chapter 16 of the Corporations Code of California (“Chapter 16”) (such rights collectively, the “Inspection Rights”). In light of the foregoing, until the IPO (regardless of earlier termination, expiration or exercise of this Warrant), the Holder hereby unconditionally and irrevocably, to the fullest extent permitted by law, on behalf of the Holder and all beneficial owners of the shares of Company Securities owned by the Holder (a “Beneficial Owner”), waives the Inspection Rights, whether such Inspection Rights would be exercised or pursued directly or indirectly pursuant to Section 220 or Chapter 16 (the “Waiver”), and on behalf of the Holder and any Beneficial Owner, to the fullest extent permitted by law, covenants and agrees never to directly or indirectly commence, voluntarily aid in any way, prosecute, assign, transfer, or cause to be commenced any claim, action, cause of action, or other proceeding to pursue or exercise the Inspection Rights. The foregoing Waiver applies to the Inspection Rights of the Holder in such Holder’s capacity as a stockholder and does not apply to any other rights of the Holder, including the rights of the Holder explicitly set forth herein or expressly set forth in any other contract between the Holder and the Company.

3. Replacement of the Warrant. Subject to the receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company at the expense of the Holder shall execute and deliver, in lieu of this Warrant, a new warrant of like tenor and amount.

4. Transfer of the Warrant.

(a) Warrant Register. The Company shall maintain a register (the “Warrant Register”) containing the name and address of the Holder or Holders. Until this Warrant is transferred on the Warrant Register in accordance herewith, the Company may treat the Holder as shown on the Warrant Register as the absolute owner of this Warrant for all purposes, notwithstanding any notice to the contrary. Any Holder of this Warrant (or of any portion of this Warrant) may change its address as shown on the Warrant Register by written notice to the Company requesting a change.

(b) Warrant Agent. The Company may appoint an agent for the purpose of maintaining the Warrant Register referred to in Section 4(a), issuing the Shares or other securities then issuable upon the exercise of the rights under this Warrant, exchanging this Warrant, replacing this Warrant or conducting related activities.

(c) Transferability of the Warrant. Subject to compliance with the Act and any contractual limitations on assignments and transfers between the Company and the Holder contained herein, this Warrant may be transferred or assigned in whole or in part by the Holder (i) to any person with the Company’s prior written consent, or (ii) to [one or more Affiliates (as defined in the Merger Agreement) of Holder so long as (i) a trust of which Mr. Björgólfur Thor Björgólfsson and his children are the sole beneficiaries control such Affiliates or the shares that allow casting of at least 80% of the votes at the shareholders general meeting of such Affiliate; and (ii) such Affiliate is advised or managed by Novator Partners LLP]1; provided, that such transferee furnishes the Company with a written agreement to be bound by the terms of this Warrant.

(d) Exchange of the Warrant upon a Transfer. On surrender of this Warrant for exchange, subject to the provisions of this Warrant with respect to compliance with the Act and limitations on assignments and transfers, the Company shall issue to or on the order of the Holder a new warrant or warrants of like tenor, in the name of the Holder or as the Holder (on payment by the Holder of any applicable transfer taxes) may direct, for the number of Shares issuable upon exercise hereof, and the Company shall promptly register any such transfer upon the Warrant Register. This Warrant (and the securities issuable upon exercise of the rights under this Warrant) must be surrendered to the Company or its warrant or transfer agent, as applicable, as a condition precedent to the sale, pledge, hypothecation or other transfer of any interest in any of the securities represented hereby. Subject to the foregoing, the rights and obligations of the Company and the Holder under this Warrant shall be binding upon and benefit their respective permitted successors, assigns,

[1]

Note to draft: Following wording to be used in connection with JPM noteholders: “one or more Affiliates (as defined in the Merger Agreement) of such Holder (including any professional investment fund or other investment entity under (i) management by or controlled by J.P. Morgan Investment Management Inc. or JPMorgan Chase Bank, N.A. or (ii) under common investment management or control with such Holder)” heirs, administrators and transferees.

5. Expiration of the Warrant. This Warrant shall expire and shall no longer be exercisable as of 5:00 p.m., Pacific time, on May [__], 2030 (the “Termination Date”). If not exercised on or prior to the Termination Date, this Warrant shall be void thereafter.

6. Other Rights of Holder.

(a) Dividend Rights. [At all times from the date hereof until this Warrant has been exercised and the corresponding Shares have been issued, the Holder shall be entitled to receive, on a pro-rata basis, from the Company an amount equal to the benefit of any dividend or other distribution declared and paid by the Company prior to the exercise of this Warrant that would have been paid, made or granted in respect of the Shares then subject to this Warrant, in each case as if all such Shares had been issued and fully paid as at the applicable time or record dated in respect of such dividend or distribution.]2

(b) Information Rights. For so long as the Holder has the right (whether exercisable or not) under this Warrant to purchase any Shares or holds any Shares following the exercise of this Warrant, the Company shall deliver the following to the Holder, provided that the board of directors of the Company has not reasonably determined that the Holder is a competitor of the Company (it being understood that neither the Holder nor any of its affiliated investment funds or advisers of such affiliated investment funds shall be deemed to be a competitor of the Company):

(i) As soon as practicable, but in any event within one-hundred and eighty (180) calendar days after the end of each fiscal year of the Company, the Company shall deliver, (i) a balance sheet as of the end of such year, (ii) statements of income and of cash flows for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all of which shall be audited and certified by independent public accountants of nationally recognized standing by the Company unless the requirement pursuant to that certain Investors’ Rights Agreement dated August 15, 2018 by and among the Company, the investors listed on Schedule A thereto and the stockholders listed on Schedule B thereto, as may be amended from time to time (the “Investors’ Rights Agreement”) that the Company’s annual financial statements for such year be audited is waived pursuant to the terms of the Investors’ Rights Agreement.

(ii) As soon as practicable, but in any event within forty five (45) calendar days after the end of each of the first three (3) quarters of each fiscal year of the Company, the Company shall deliver unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with means generally accepted accounting principles in the United States (“GAAP”) (except that such financial statements may be (i) subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP).

(iii) The Holder agrees that in respect of the information provided to it by the Company pursuant to this Section [6(b)] it shall comply with the confidentiality obligations of an “Investor” under Section 2.4 of the Investors’ Rights Agreement, as if it was a party thereto.

[2]	Note to draft: To be included in Warrants with $0.01 Exercise Price.

(iv) The covenants set forth in Sections [6(b)(i)] and 6[(b)(ii)] above shall terminate and be of no further force or effect upon the termination of Section 2.1 of the Investors’ Rights Agreement in accordance with Section 6.1 of the Investors’ Rights Agreement.

(c) Piggyback Registration Rights. Notwithstanding anything stated to the contrary in the Investors’ Rights Agreement or elsewhere, the Company acknowledges and agrees that the Shares issued upon exercise of this Warrant shall be deemed “Registrable Securities” for purposes of the piggyback registration rights granted in Sections 3.1 and 3.2 of the Investors’ Rights Agreement (the “Piggyback Registration Rights”) and that the Holder shall be deemed to have the rights of a Holder (as defined in the Investors’ Rights Agreement) described in the Investors’ Rights Agreement for the purposes of the Piggyback Registration Rights; provided, however, that, for the avoidance of doubt, the Piggyback Registration Rights will (i) not provide the Holder with the ability to initiate a registration request under Section 3.1 of the Investors’ Rights Agreement, and (ii) in no event impair or prevent the Company from satisfying its cutback obligations to the Holders (as defined in the Investors’ Rights Agreement) pursuant to Section 3.3.2 of the Investors’ Rights Agreement. Except to the extent waived in accordance with Section 7.6 of the Investors’ Rights Agreement, the Company shall deliver all notices to be delivered to the Holders (as defined in the Investors’ Rights Agreement) pursuant to the applicable provisions of the Investors’ Rights Agreement as it relates to such Piggyback Registration Rights.

(d) 3[Pre-Emptive Rights.

(i) Notwithstanding anything stated to the contrary in the Investors’ Rights Agreement or elsewhere, for so long as the Holder has the right (whether exercisable or not) under this Warrant to purchase such number of Shares as is equal to eighty percent (80%) or more of the aggregate number of Shares originally subject to this Warrant or holds such number of Shares as is equal to eighty percent (80%) or more of the aggregate number of Shares originally subject to this Warrant following the exercise of this Warrant, in each case as adjusted for any stock split, stock dividend, combination, recapitalization, reclassification or the like effected after the date hereof, the Company acknowledges and agrees that the Holder shall be entitled to a right of first refusal (the “ROFR”) on the same terms as granted in Section 4 of the Investors’ Rights Agreement to the Major Investors (as defined in the Investors’ Rights Agreement) in respect of New Securities (as defined in the Investors’ Rights Agreement) and the Holder shall be deemed to be a “Major Investor” for such purposes and with respect to any defined terms used in Section 4 of the Investors’ Rights Agreement to the extent such defined terms bear on the ROFR, as if the Holder was a party to the Investors’ Rights Agreement; provided, however, that to the extent the Holder holds warrants to purchase shares of the Company’s capital stock with a per share exercise price of $80.00 (as adjusted for any stock split, stock dividend, combination, recapitalization, reclassification or the like effected after the date hereof) that were originally granted in connection with the Merger Agreement or shares of the Company’s capital stock acquired pursuant to the exercise of such warrants (such warrants and shares, “$80 Warrant Shares”), the $80 Warrant Shares will not be included in the Holder’s Pro Rata Amount (as defined in the Investors’ Rights Agreement). To the extent the ROFR under Section 4 of the Investors’ Rights Agreement is waived in accordance with Section 7.6 of the Investors’ Rights Agreement, the ROFR granted under this Warrant shall also be considered to have been waived by the Holder to the same extent. Pursuant to Section 4 of the Investors’ Rights Agreement, the ROFR shall not be applicable to the Holder if at the time of the applicable securities issuance, the Holder is not an “accredited investor” as that term is defined in Rule 501(a) of Regulation D promulgated by the SEC under the Act.

[3]	Note to draft: Section 6(d) to only be included in $0.01 warrants.

(ii) Notwithstanding anything to the contrary, in lieu of complying with the provisions of Sections 4.1 and 4.2 of the Investors’ Rights Agreement with respect to the Holder, the Company may elect to give notice to the Holder within thirty (30) days after the issuance of New Securities (as defined in the Investors’ Rights Agreement). Such notice shall describe the type, price, and terms of the New Securities, and the identities of the Persons (as defined in the Investors’ Rights Agreement) to whom the New Securities (as defined in the Investors’ Rights Agreement) were sold. The Holder shall have twenty (20) days after the date the Company’s notice is given to elect, by giving notice to the Company, to purchase or otherwise acquire, on the same terms and conditions set forth in the Company’s notice pursuant to this Section 6[(d)(ii)], up to the number of New Securities that the Holder would otherwise have the right to purchase pursuant to Section 4.2 of the Investors’ Rights Agreement had the Company complied with the provisions of Sections 4.1 and 4.2 of the Investors’ Rights Agreement with respect to the Holder in connection with the issuance of such New Securities. The closing of such sale shall occur within thirty (30) days of the date notice is given to the Holder.

(iii) Subject to Section 6[(d)(ii)] and except to the extent waived in accordance with Section 7.6 of the Investors’ Rights Agreement, the Company shall deliver all notices to be delivered to the Holders (as defined in the Investors’ Rights Agreement) pursuant to the applicable provisions of the Investors’ Rights Agreement as it relates to the pre-emptive rights under Section 4 of the Investors’ Rights Agreement.]

(e) Protective Provisions. Notwithstanding anything stated to the contrary herein, for as long as the Holder has the right (whether exercisable or not) under this Warrant to purchase any Shares or holds any Shares following the exercise of this Warrant:

(i) the Company shall not, either directly or indirectly, by amendment, alteration, waiver or repeal, without (in addition to the votes required by law or the Restated Certificate) the written consent of the Holder, amend, alter, waive or repeal any provision of the Restated Certificate or the bylaws of the Company if such action would adversely alter or waive the rights, preferences, privileges or powers of, or restrictions provided herein for the benefit of the Shares exercisable hereunder differently from those of the Common Stock; and

(ii) in no event shall any direct or indirect amendment, alteration, waiver or repeal, by amendment, merger, consolidation or otherwise, of any provision of the Investors’ Rights Agreement adversely affect the rights of the Holder hereunder in a manner disproportionate to any adverse effect such action would have on the rights of the holders of Common Stock under the Investors’ Rights Agreement who are party to the Investors’ Rights Agreement, unless the Holder has consented in writing to such amendment, alteration, waiver or repeal.

(f) No Rights as Stockholder. Except as expressly set forth in this Warrant, the Holder shall not be entitled to any rights as a stockholder of the Company or to be deemed the holder of any securities that may at any time be issuable on the exercise of the rights hereunder for any purpose nor shall anything contained herein be construed to confer upon the Holder, as such, any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value or change of stock to no par value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or any other rights of a stockholder of the Company until the rights under the Warrant shall have been exercised and the Shares purchasable upon exercise of the rights hereunder shall have become deliverable as provided herein.

7. Adjustment Provisions.

(a) Adjustment for Subdivisions, Combinations and Other Issuances. If the Company shall at any time after the issuance but prior to the expiration of this Warrant subdivide its Common Stock, by split-up or otherwise, or combine its Common Stock, or issue additional shares of its Preferred Stock (as defined in the Restated Certificate) or Common Stock as a dividend with respect to any shares of its Common Stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend [(except to the extent the Holder received such stock dividend pursuant to Section 6(a))], or proportionally decreased in the case of a combination or reverse stock-split. Appropriate adjustments shall also be made to the Exercise Price payable per Share, but the aggregate Exercise Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 7(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or upon the making of such dividend [(except to the extent the Holder received such stock dividend pursuant to Section 6(a))].

(b) Adjustment for Reclassification, Reorganization, Consolidation, Merger. In case of any reclassification, recapitalization or reorganization of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 7(a)) or in case the Company shall consolidate with or merge into one or more other corporations or entities which results in a change in the Common Stock (each, a “Reorganization Event”), then, and in each such case, Holder, upon the exercise of this Warrant after such Reorganization Event, shall be entitled to receive, in lieu of the stock or other securities and property that Holder would have been entitled to receive upon such exercise prior to such Reorganization Event, the stock or other securities or property which Holder would have been entitled to receive upon such Reorganization Event if, immediately prior to such Reorganization Event, Holder had completed such exercise of this Warrant, all subject to further adjustment as provided in this Warrant. If after such Reorganization Event, this Warrant is exercisable for securities of a corporation or entity other than the Company, then such corporation or entity shall duly execute and deliver to Holder a supplement hereto acknowledging such corporation’s or other entity’s obligations under this Warrant; and in each such case, the terms of this Warrant shall be applicable to the shares of stock or other securities or property receivable upon the exercise of this Warrant after the consummation of such Reorganization Event, and the Exercise Price will be proportionally adjusted in connection therewith, provided that the aggregate Exercise Price shall remain the same.

(c) No Fractional Share. No fractional Share shall be issuable upon exercise of this Warrant and the number of Shares to be issued shall be rounded down to the nearest whole Share. If a fractional Share interest arises upon any exercise of this Warrant, the Company shall eliminate such fractional Share interest by paying the Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 2(b)(ii) above) of a full Share, less (ii) the then-effective Exercise Price.

(d) Notice of any Adjustment. The Company shall promptly give written notice to the Holder of any adjustment that is required to be made under this Section 7 to the Exercise Price or the number of Shares or other securities or property that remain issuable upon exercise of this Warrant. The notice shall describe the adjustment (including the number of Shares or other securities or property thereafter issuable upon exercise of this Warrant) and show in reasonable detail the facts on which the adjustment is based.

8. “Market Stand-Off” Agreement. The Holder agrees that the Shares shall be subject to the Market Stand-Off provisions in Section 3.11 (the “Market Stand-Off Agreement”) of the Investors’ Rights Agreement, as if Holder was a party thereto; provided always that if the parties to the Investors’ Rights Agreement amend, waive or modify the Market Stand-Off Agreement in a manner which is more favorable to any holder of Common Stock who is a party to the Investors’ Rights Agreement, then the Holder shall be entitled to elect to adhere to such amended, waived or modified Market Stand-Off Agreement in lieu of the

Market Stand-Off Agreement in effect as of the date hereof; provided further that if the parties to the Investors’ Rights Agreement amend, waive or modify the Market Stand-Off Agreement in a manner adverse to the Holder, then the Holder shall not be bound by such amendment, waiver or modification unless Holder consents in writing to such amendment, waiver or modification or unless such amendment, waiver or modification also applies to all holders of Common Stock who are party to the Investors’ Rights Agreement.

9. Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as follows:

(a) Organization, Good Standing and Qualification. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business. The Company is not in violation of any of the provisions of the Restated Certificate or its bylaws, or equivalent organizational or governing documents.

(b) Authorization. The Company has all requisite power or capacity and authority to enter into this Warrant and to consummate the transactions contemplated hereby, and the Company’s execution and delivery of this Warrant and the Company’s consummation of the transactions contemplated hereby have, to the extent applicable, been duly authorized by all necessary actions (corporate or otherwise) on the part of the Company. This Warrant has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent the enforceability hereof is limited by applicable bankruptcy, insolvency, moratorium and other laws affecting creditors’ rights generally and principles of equity (regardless of whether enforcement is sought in equity or at law). The Company has authorized sufficient Shares to allow for the exercise of this Warrant pursuant to its terms.

(c) Non-Contravention. The execution, delivery and performance by the Company of this Warrant does not, and the consummation of the transactions contemplated hereby will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any law or regulation applicable to the Company or any provision of the Restated Certificate, bylaws or other governing documents (including, without limitation, the Investors’ Rights Agreement), or any material agreement or instrument by which it is bound or to which its properties or assets are subject. The issuance of this Warrant and the Shares that may be issued upon the exercise of this Warrant will not be subject to preemptive rights of any stockholders of the Company. No consent is required under the Investors’ Rights Agreement from any party thereto in respect of the Company granting to the Holder, and the Company performing its obligations under, the Piggyback Registration Rights[ and the pre-emptive rights granted under Section 6(d)].

(d) Valid Issuance of Shares. The Shares that may be issued upon the exercise of this Warrant will, when issued in accordance with the terms hereof, be duly and validly authorized and issued, fully paid, ranking pari passu with and fully fungible with other securities of the same class then outstanding and nonassessable, and free from preemptive rights and free from all taxes, liens, charges and security interests created by the Company in respect of the issue thereof (other than liens or charges created by or on behalf of the Holder, income and franchise taxes incurred in connection with exercise of this Warrant and taxes in respect of any transfer occurring contemporaneously with such issue).

10. Representations and Warranties of Holder. Holder hereby represents and warrants to the Company as follows.

(a) Restricted Securities. Holder understands that this Warrant and the Shares subject to the Warrant (collectively, the “Securities”) have not been, and will not be, registered under the Act by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder’s representations as expressed herein. Holder understands that the Securities are “restricted securities” under applicable United States federal and state securities laws and that, pursuant to these laws, Holder must hold the Securities indefinitely unless they are registered with the U.S. Securities and Exchange Commission (the “SEC”) and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Holder acknowledges that the Company has no obligation to register or qualify the Securities for resale. Holder further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Securities, and on requirements relating to the Company which are outside of Holder’s control, and which the Company is under no obligation and may not be able to satisfy.

(b) No Public Market. Holder understands that no public market now exists for the Securities, and that the Company has made no assurances that a public market will ever exist for the Securities.

(c) Disclosure of Information. Holder has received or has had full access to all the information Holder considers necessary or appropriate to make an informed investment decision with respect to the Securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder had access.

(d) Investment Experience. Holder understands that the purchase of the Securities involves substantial risk. Holder (i) has experience as a Holder in securities of companies in the development stage and acknowledges that Holder is able to fend for itself, can bear the economic risk of Holder’s investment in the Securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of this investment in the Securities and protecting Holder’s own interests in connection with this investment in the Securities or (ii) has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

(e) Accredited Investor Status. Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Act.

(f) No General Solicitation. At no time (a) has Holder or any of its officers, directors, employees or other agents, been presented with or solicited by any publicly issued or circulated newspaper, mail, radio, television or other form of general advertising or solicitation in connection with the offer, sale or purchase of the Securities, whether or not such advertising or solicitation was received directly from the Company or indirectly from a broker, finder or other person or entity, nor (b) has Holder or any of its officers, directors, employees or other agents attended any public meeting or seminar concerning an investment in the Securities.

(g) Foreign Holder. Holder hereby represents that it has satisfied itself as to the full observance of the applicable laws of its jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Warrant, including (a) the legal requirements within its jurisdiction for the purchase of the Securities, (b) any foreign exchange restrictions applicable to such purchase, (c) any governmental or other consents that may need to be obtained, and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale, or transfer of the Securities. Holder’s continued beneficial ownership of the Securities will not violate any applicable securities or other laws of Holder’s jurisdiction.

11. Legends. Holder understands and agrees that the certificates evidencing the Securities will bear legends substantially similar to those set forth below in addition to any other legend that may be required by applicable law, the Restated Certificate or the Company’s Bylaws, this Warrant or any other agreement between the Company and Holder:

(a) THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF APPLICABLE STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION UNDER SUCH LAWS OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENT. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ALL APPLICABLE STATE SECURITIES LAWS.

(b) THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF SUCH SECURITIES, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(c) Any legend required by the laws of the State of the Company’s formation, or any State securities laws.

12. Miscellaneous.

(a) Further assurances. Each party agrees that, from time to time after the date hereof, it shall (i) execute, deliver, acknowledge, file and record, or cause to be executed, delivered, acknowledged, filed and recorded, such further bills of sale, deeds, general conveyances, endorsements, assignments and other good and sufficient instruments of conveyance, transfer and assignment and such further consents, certifications, affidavits and assurances as the other party may reasonably request in order to vest in the other party or all right, title and interest in the properties, assets, rights and entitlements intended to be retained by, transferred to or vested in such other party under the terms of this Warrant, and each party hereby acknowledges and agrees that it shall do all such things described in this Section 12(a) reasonably required by the other party to vest in the other party all right, title and interest in all of the properties, assets, rights and entitlements that are to be acquired or retained by the other party in accordance with this Warrant.

(b) Amendments. Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Warrant and signed by the Company and the Holder.

(c) Waivers. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(d) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(i) if to the Holder, to the Holder at the Holder’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, or until any such Holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address, facsimile number or electronic mail address of the last holder of this Warrant for which the Company has contact information in its records; or

(ii) if to the Company, to the attention of the President, Chief Executive Officer or Chief Financial Officer of the Company at the Company’s address as shown on the signature page hereto, or at such other current address as the Company shall have furnished to the Holder.

Each such notice or other communication shall for all purposes of this Warrant be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Warrant or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(e) Entire Agreement. Except as expressly set forth herein, this Warrant (including the exhibits attached hereto) and the Merger Agreement constitute the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

(f) Merger Agreement Provisions. Sections [8.9] (Severability), [8.10] (Exclusivity of Remedies; Specific Performance), [8.11] (Submission to Jurisdiction; Consent to Service of Process) and [8.12] (Governing Law) of the Merger Agreement shall be incorporated by reference into this Warrant, mutatis mutandis.

(signature page follows)

The parties hereto sign this Warrant as of the date stated on the first page.

APPLOVIN CORPORATION

By:

Name:

Title:

Address:

(Signature Page to Warrant Issued by Applovin Corporation)

The parties hereto sign this Warrant as of the date stated on the first page.

MOROCCO, INC.

By:

Name:

Title:

Address:

(Signature Page to Warrant Issued by Applovin Corporation)

The parties hereto sign this Warrant as of the date stated on the first page.

[HOLDER]

By:

Name:

Title:

Address:

(Signature Page to Warrant Issued by Applovin Corporation)

Exhibit A

NOTICE OF EXERCISE

1. The undersigned Holder hereby exercises its right to purchase ___________ shares of the Class A Common Stock of Applovin Corporation (the “Company”) in accordance with the attached Warrant To Purchase Shares of Class A Common Stock (the “Warrant”), and tenders payment of the aggregate Exercise Price for such shares as follows:

[	] Wire transfer of immediately available funds to the Company’s account

[	] Net Exercise pursuant to Section 2(b) of the Warrant

2. By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 10 of the Warrant as of the date hereof.

HOLDER:

By:

Name:

Title:

(Date):